As Filed with the Securities and Exchange Commission on January 30, 2008
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTEROIL CORPORATION
(Exact name of Registrant as Specified in its charter)

Yukon Territory, Canada	1311	None
(Province or Other Jurisdiction	(Primary Standard Industrial Classification	(I.R.S. Employer Identification Number (if
of Incorporation or Organization)	Code Number (if applicable))	applicable))
Level 1
60-92 Cook Street
Cairns, QLD 4870, Australia
Telephone Number: +61 (7) 4046-4600
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
Telephone Number: (212) 894-8940
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)
Copies to:

Mark Laurie	William B. Nelson	Y. Beth Riley
InterOil Corporation	Haynes and Boone, L.L.P.	Bennett Jones LLP
25025 I-45 North, Suite 420	1221 McKinney Street, Suite 2100	4500 Bankers Hall East
The Woodlands, Texas 77380	Houston, Texas 77010	Calgary, Alberta T2P 4K7
(281) 292-1800	(713) 547-2000	(403) 298-3100
(713) 236-5699 (fax)
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after effectiveness of this Registration Statement.
Yukon Territory
(Principal jurisdiction regulating this offering (if applicable))
It is proposed that this filing shall become effective (check appropriate box):
A.☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.☑ At some future date (check the appropriate box below):
1.☐ pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
2.☐ pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on.
3. ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
4. ☑ After the filing of the next amendment to this form (if preliminary material is being filed).
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box. ☑
CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Each Class of Securities to	Amount to be	Offering Price Per	Aggregate Offering	Amount of
be Registered(1)	Registered(1)	Share	Price	Registration Fee
Series A Preferred Shares	517,777	$28.97	$14,999,999.60	$589.50
Common Shares, no par value, issuable upon conversion of the Series A Preferred Shares(2)	647,777 (3)	—	—	Not Applicable(4)
Common Shares, no par value	1,078,514	$16.46 (5)	$17,752,340.44	$697.67

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional number of shares of common stock as may be issuable upon a stock split, stock dividend or similar transaction.

(2)	Each Series A Preferred Share is convertible into one Common Share, subject to adjustment under certain circumstances.

(3)	Includes 130,000 common shares that may be issued as a dividend on the Series A Preferred Shares. No separate consideration will be received upon the issuance of any common shares issuable upon conversion of or as a dividend on the Series A Preferred Shares.

(4)	The Common Shares issuable upon conversion of the shares of Series A Preferred Stock will be issued for no additional consideration and therefore, no additional registration fee is required under Rule 457(i) under the Securities Act of 1933.

(5)	Computed pursuant to Rule 457 (c) of the Securities Act of 1933, as amended, based on the average of the high and low sale prices on January 24, 2008, as reported by the American Stock Exchange.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, or such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
PART II
EXHIBIT INDEX
PART III
ITEM 1. UNDERTAKING
ITEM 2. CONSENT TO SERVICE OF PROCESS
SIGNATURES
Material Change Report dated November 5, 2007
Material Change Report dated August 31, 2007
Reconciliation to U.S. GAAP of the Interim Unaudited Consolidated Financial Statements
Consent of PricewaterhouseCoopers
Consent of KPMG

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Ontario and Alberta but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the base shelf prospectus is obtained from the securities regulatory authorities.
The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.
This short form base shelf prospectus has been filed under legislation in each of the provinces of Ontario and Alberta that permit certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All shelf information omitted from this shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers together with the base shelf prospectus.
This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at InterOil, Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600, and are also available electronically at www.sedar.com.
Preliminary Short Form Base Shelf Prospectus

Secondary Offering	INTEROIL CORPORATION	January 30, 2008
1,510,588 Common Shares
517,777 Series A Preferred Shares
An aggregate of 862,811 common shares (“Common Shares”) of InterOil Corporation (“InterOil” or the "Corporation”) were issued and sold on November 9, 2007 and December 24, 2007 on a private placement basis to Asset Protection Fund Ltd. and Clarion Finanz A.G. at an issue price of U.S.$23.18 per Common Share pursuant to a common share purchase agreement dated November 9, 2007, as amended on November 12, 2007, and an aggregate 517,777 series A preferred shares (“Series A Preferred Shares”) of InterOil were issued and sold on November 21, 2007 on a private placement basis to Merrill Lynch Commodities, Inc. at a price of U.S.$29.87 per Series A Preferred Share pursuant to a securities purchase agreement dated November 21, 2007, as amended on December 4, 2007 (collectively, the “Private Placements”).
This short form base shelf prospectus may be used by Asset Protection Fund Ltd., Clarion Finanz A.G. and Merrill Lynch Commodities, Inc. and their transferees and assignees (collectively, the "Selling Securityholders”), as selling securityholders, in connection with resales, from time to time, during the period that this short form base shelf prospectus, including any amendments thereto, remains valid, of 1,510,588 Common Shares (including up to 517,777 Common Shares issuable to certain of the Securityholders upon conversion of the Series A Preferred Shares and up to 130,000 Common Shares issuable as dividends on the Series A Preferred Shares) and up to 517,777 Series A Preferred Shares (collectively, the “Registrable Securities”). See “Selling Securityholders”.
This short form base shelf prospectus is being filed pursuant to registration rights agreements between InterOil and the Selling Securityholders pursuant to the Private Placements. See “Registration Rights Agreements” and “Plan of Distribution”.
The Selling Securityholders may sell all or any portion of the Registrable Securities in one or more transactions through brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled “Plan of Distribution.” The sales may be made at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.
InterOil will not receive any of the proceeds from the resale of the Registrable Securityholders by any of the Selling Securityholders. Pursuant to the Registration Rights Agreements, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the United States Securities and Exchange Commission (the “SEC”) and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders. See “Plan of Distribution”.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM BASE SHELF PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Investing in the Securities involves risks. See “Risk Factors.”
The Common Shares are listed and posted for trading under the symbol “IOL” on the Toronto Stock Exchange and under the symbol “IOC” on the American Stock Exchange. On January 29, 2008, the closing price of the Common Shares was Cdn.$19.77 per share on the Toronto Stock Exchange and was U.S.$19.80 per share on the American Stock Exchange. There is no market through which the Series A Preferred Shares may be sold and purchasers may not be able to resell the Series A Preferred Shares purchased under this short form base shelf prospectus. This may affect the pricing of these Series A Preferred Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors.”

InterOil is permitted under the multi-jurisdictional disclosure system adopted by the United States to prepare this short form base shelf prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. InterOil prepares its financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies prepared in conformity with accounting principles generally accepted in the United States of America.
Owning the Registrable Securities may subject you to tax consequences both in the United States and Canada. This short form base shelf prospectus, or any applicable prospectus supplement, may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. See “Certain Canadian Federal Income Tax Information for United States Residents” and “Certain U.S. Federal Income Tax Information for United States Residents”.
Each of the Selling Securityholders is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada. Although each of the Selling Securityholders has appointed McMillan Binch Mendelsohn LLP, Brookfield Place, Bay Wellington Tower, Suite 4040, 181 Bay Street, Toronto, Ontario, M5J 2T3 as its agent for service of process in Canada it may not be possible for investors to collect from the Selling Securityholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because InterOil is incorporated under the laws of the Yukon Territory, Canada, most of InterOil’s officers and directors and some of the experts named in this short form base shelf prospectus are not resident in the United States and most of InterOil’s assets, the assets of InterOil’s directors and officers and of these experts are located outside the United States.
No underwriter has been involved in the preparation of, or has performed a review of, the contents of this short form base shelf prospectus.
InterOil’s head office is located at Level 1, 60-92 Cook Street, Cairns, Queensland 4870, Australia and its registered office is located at 300 — 204 Black Street, Whitehorse, Yukon Y1A 2M9 Canada.

- ii -

DEFINITIONS AND OTHER MATTERS	1
CAUTIONARY NOTE TO UNITED STATES INVESTORS	1
FORWARD-LOOKING STATEMENTS	2
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	3
DOCUMENTS INCORPORATED BY REFERENCE	3
INTEROIL CORPORATION	4
REGISTRATION RIGHTS AGREEMENT	6
SELLING SECURITYHOLDERS	7
DESCRIPTION OF THE REGISTRABLE SECURITIES	8
USE OF PROCEEDS	12
CONSOLIDATED CAPITALIZATION	13
PLAN OF DISTRIBUTION	13
RISK FACTORS	15
CERTAIN CANADIAN FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS	17
CERTAIN U.S. FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS	20
LEGAL MATTERS	24
INTERESTS OF EXPERTS	24
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT	25
AUDITORS, TRANSFER AGENT AND REGISTRAR	25
PURCHASERS’ STATUTORY RIGHTS	25
AUDITORS’ CONSENT	25
AUDITORS’ CONSENT	25
CERTIFICATE OF THE CORPORATION	C-1
DEFINITIONS AND OTHER MATTERS
In this short form base shelf prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars. "Canadian dollars” or “Cdn.$” means lawful currency of Canada. Unless otherwise indicated, all financial information included and incorporated by reference in this short form base shelf prospectus or included in any prospectus supplement is determined using Canadian GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. For a discussion of the principal differences between InterOil’s financial information as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the notes of InterOil’s consolidated annual financial statements and consolidated interim financial statements incorporated by reference into this short form base shelf prospectus, including relevant U.S. GAAP reconciliations. Unless the context otherwise requires, all references in this short form base shelf prospectus and any prospectus supplement to “InterOil”, the “Corporation”, “we”, “us” and “our” mean InterOil Corporation and its subsidiaries, partnership interests and joint venture investments
As used herein, “PNG” means the Independent State of Papua New Guinea.
CAUTIONARY NOTE TO UNITED STATES INVESTORS
This short form base shelf prospectus has been, and any prospectus supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws.
Unless otherwise indicated, all reserve and resource estimates included in this base shelf prospectus and any prospectus supplement have been, and will be, prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). NI 51-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning oil and gas activities. As at the date of this short form base shelf prospectus, InterOil does not have any reserves or resources as such terms are defined in NI 51-101.
Canadian standards, including NI 51-101, differ significantly from the requirements of the SEC, and any reserve and resource information incorporated by reference into this base shelf prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, the term “resource” does not equate to the term “reserves”. Under U.S. standards, oil and gas deposits may not be classified as “proved reserves” unless the determination has been made that the oil and gas is reasonably certain to be economically and legally produced and sold under economic conditions prevailing at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “probable reserves”, “possible reserves” or “resources” or other descriptions of the amount of oil and gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves that may be reported in the future by InterOil in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards.
FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this short form base shelf prospectus are forward-looking statements as defined in the Canadian and United States federal securities laws. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding plans for exploration activities, expanding InterOil’s refinery, upstream or downstream business, business strategies, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or similar expressions or variations on such expressions are forward-looking statements. InterOil can give no assurance that such forward-looking statements will prove to be correct. Each forward-looking statement reflects InterOil’s current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by InterOil’s forward-looking statements. Risks and uncertainties include, but are not limited to:
•	the ability of InterOil’s refinery to operate at full capacity and to operate profitability;

•	the success of InterOil’s exploration activities;

•	the ability to successfully develop a liquefied natural gas facility in PNG;

•	political, legal and economic risks related to InterOil’s operations in PNG;

•	the ability to market refinery output;

•	the dependence on exclusive relationships with suppliers and customers;

•	the ability to obtain necessary licenses;

•	the ability to renew and maintain InterOil’s petroleum licenses and agreements with the PNG government and obtain further concessions necessary to develop its business;

•	adverse weather, explosions, fires, natural disasters and other operating hazards, some of which may not be insured;

•	the impact of competition;

•	the enforceability of legal rights;

•	the volatility of prices for crude oil and the volatility of the difference between the purchase price of oil feedstocks and the sales price of refined products;

•	the uncertainty of InterOil’s ability to attract capital;

•	uninsured operations; and

•	covenants in financing and other agreements that may limit InterOil’s ability to engage in business activities, raise additional financing or respond to changes in markets or competition.
The forward-looking statements included in this short form base shelf prospectus are made only as of the date of this short form base shelf prospectus. Except as required by applicable Canadian securities law, InterOil does not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. InterOil cannot assure you that projected results or events will be achieved. All subsequent forward-looking statements, whether written or oral, attributable to InterOil or persons acting on InterOil’s behalf, are expressly qualified in their entirety by these cautionary statements.

Given the risks and uncertainties of InterOil’s business, including those discussed and incorporated by reference in the prospectus under the heading “Risk Factors”, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, these forward-looking statements are based on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that the forward-looking statements described in this short form base shelf prospectus (and in any prospectus supplement) and the documents incorporated by reference in this short form base shelf prospectus (and in any prospectus supplement) may not occur.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
InterOil is a corporation organized under the laws of the Yukon Territory, Canada and substantially all of InterOil’s assets are located in the Independent State of Papua New Guinea (“PNG”). Most of InterOil’s directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on InterOil or InterOil’s directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against InterOil or InterOil’s directors or officers.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents have been filed with the SEC and the securities commission or similar regulatory authority in the provinces of Ontario and Alberta and are specifically incorporated by reference in, and form an integral part of, this short form base shelf prospectus:
(a)	the management proxy circular dated May 15, 2007 relating to InterOil’s annual and special meeting of shareholders held on June 25, 2007;

(b)	the management proxy circular dated May 13, 2006 relating to InterOil’s annual special meeting of shareholders held on June 9, 2006;

(c)	the revised annual information form of InterOil dated October 29, 2007 for the year ended December 31, 2006;

(d)	the revised balance sheet of InterOil as at December 31, 2006 and 2005 and the revised statements of operations, shareholders’ equity and cash flows for the years then ended, together with the auditors’ report thereon dated March 30, 2007 (except as to Note 2 and Note 24, which are as of October 29, 2007) and the consolidated balance sheet of InterOil as at December 31, 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2004, together with the auditors’ report thereon dated March 4, 2005;

(e)	the revised management’s discussion and analysis of InterOil dated October 29, 2007 for the year ended December 31, 2006;

(f)	the comparative interim consolidated financial statements (unaudited) of InterOil for the nine month periods ended September 30, 2007 and 2006 together with the notes thereto;

(g)	the management’s discussion and analysis of InterOil dated November 13, 2007 for the nine month period ended September 30, 2007;

(h)	the material change report of InterOil dated November 22, 2007;

(i)	the material change report of InterOil dated November 5, 2007;

(j)	the material change report of InterOil dated August 31, 2007; and

(k)	the material change report of InterOil dated August 22, 2007.

Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, the provinces of Ontario and Alberta after the date of this short form base shelf prospectus and before the date on which this short form base shelf prospectus ceases to be effective, being, are deemed to be incorporated by reference in this short form prospectus.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form base shelf prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form base shelf prospectus.
To the extent that any document or information incorporated by reference into this short form base shelf prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this short form base shelf prospectus forms a part. In addition, InterOil incorporates by reference into this short form base shelf prospectus from documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”). InterOil’s U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.
You should rely only on the information contained in or incorporated in this short form base shelf prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this short form base shelf prospectus forms a part. InterOil has not authorized anyone to provide you with different or additional information. InterOil is not making an offer of the Registrable Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this short form base shelf prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.
Information has been incorporated by reference in this base shelf prospectus from documents filed with the securities commission or similar regulatory authority in each of the provinces of Ontario, Alberta and British Columbia, Canada and the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at InterOil Corp., Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: 617 4046 4600.
INTEROIL CORPORATION
InterOil is a developing, vertically-integrated energy company whose focus is Papua New Guinea and the surrounding region. InterOil’s assets consist of upstream petroleum exploration licenses, an oil refinery and retail and commercial distribution facilities, all of which are located in Papua New Guinea.

InterOil’s operations are organized into four major business segments:
•	The upstream segment, which includes the exploration for oil and gas in Papua New Guinea;

•	The midstream segment, which includes the refining of crude oil and the wholesale marketing of refined products in Papua New Guinea and the development of an onshore liquefied natural gas processing facility in Papua New Guinea;

•	The downstream segment, which includes retail distribution of refined products in Papua New Guinea; and

•	The corporate segment, which includes business development and providing common services to the other segments.
Upstream
InterOil’s upstream business currently has four exploration licenses and two retention licenses in Papua New Guinea covering approximately nine million acres, of which approximately 8.2 million acres are operated by InterOil. InterOil has funded its exploration efforts to date through indirect participation interest agreements, pursuant to which investors make an up front payment to InterOil and are entitled to an indirect interest in a specified number of exploration wells.
On November 23, 2006, InterOil completed the Elk-1 well, a natural gas discovery. InterOil is continuing to evaluate the size of the Elk field by drilling additional development wells. There is currently no market for natural gas in Papua New Guinea, so InterOil’s ability to sell production from the Elk discovery will depend upon the development of a liquefied natural gas facility in Papua New Guinea. A project of this scope will require substantial amounts of financing and will take several years to complete. There is no assurance such projects will be successfully completed. As discussed below, InterOil is evaluating the construction of a liquefied natural gas facility near its refinery in Papua New Guinea. No assurances can be given that InterOil will be able to successfully construct such a facility, or as to the timing of such construction.
As of the date of this base prospectus, InterOil does not have any resources or reserves, as such terms are defined under NI 51-101 or under definitions established by the SEC.
Midstream
InterOil’s midstream refinery is centrally located across the harbor from Port Moresby, the capital city of Papua New Guinea. InterOil’s refinery, is a hydro-skimming refinery and has been designed to comply with the World Bank’s environmental standards. The refinery processes “light sweet” crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. InterOil’s refinery has a nameplate operating capacity of 32,500 barrels per day. During 2007, average daily production was sixteen thousand barrels per day, which is below its nameplate capacity. This was primarily due to the enhanced product quality specifications in the Australian markets that limited InterOil’s export of gasoline and middle distillates in 2007 into that market. All of InterOil’s gasoline and middle distillates are sold in Papua New Guinea, with naphtha and low sulphur waxy residue products available for export.
Under InterOil’s 30 year agreement with the Government of Papua New Guinea, the government has undertaken to ensure that all domestic distributors purchase their refined petroleum product needs from InterOil’s refinery, or any refinery which is later constructed in Papua New Guinea, at a defined import parity price. In general, the import parity price is the price that would be paid in Papua New Guinea for a refined product that is being imported.
The pricing template as defined in InterOil’s project agreement with Papua New Guinea is currently being reviewed by the government of Papua New Guinea and InterOil. The primary reason for this review is to establish a pricing mechanism that will correlates more closely with the daily movements in the price of refined products in Singapore and therefore the price of crude.
Downstream
InterOil’s wholesale and retail distribution business is the largest and most comprehensive asset distribution base in Papua New Guinea. It encompasses bulk storage, aviation refueling, and the wholesaling and retailing of refined petroleum products which, at the end of 2007, supplied approximately 70% of Papua New Guinea’s refined petroleum product needs. InterOil’s retail and wholesale distribution business distributes diesel, jet fuel, gasoline, kerosene, avgas, and fuel oil as well as Shell and BP branded commercial and industrial lubricants, such as engine and hydraulic oils. In general, all of the refined products sold pursuant to InterOil’s wholesale and retail distribution business are purchased from its refining and marketing business segment, with the exception of lubricants, fuel oil and avgas.
REGISTRATION RIGHTS AGREEMENT
Pursuant to the Private Placements, InterOil entered into registration rights agreements with each of the Selling Securityholders dated as of November 12, 2007 and November 21, 2007, (collectively, the “Registration Rights Agreements”). The following summary of selected provisions of the Registration Rights Agreements is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Registration Rights Agreements. Copies of the Registration Rights Agreements are available from InterOil upon request and available on SEDAR at www.sedar.com.
The Selling Securityholders are entitled to the benefits of the Registration Rights Agreements pursuant to which InterOil has filed this short form base shelf prospectus with the Ontario Securities Commission and the Alberta Securities Commission under National Instrument 44-102 – Alternate Forms of Prospectus and a registration statement, of which this short form base shelf prospectus forms a part, with the SEC under the Securities Act of 1933, as amended (the “U.S. Securities Act”). InterOil is registering the number of Registrable Securities covered by this short form base shelf prospectus pursuant to the terms of the Registration Rights Agreements and under the U.S. Securities Act to permit the Selling Securityholders to resell the Registrable Securities from time to time after the effective date of the registration statement of which this short form base shelf prospectus forms a part. Subject to InterOil’s right to suspend use of the registration statement, as described below, InterOil will use its commercially reasonable efforts to keep the registration statement effective at all times. Notwithstanding the foregoing, InterOil is not required to file or maintain the effectiveness of this short form base shelf prospectus following such time as the Registrable Securities are freely tradeable by the Selling Securityholders without qualification by prospectus under Rule 144(k) of the U.S. Securities Act (or similar provision then in effect).
In the event a proposed resale of the Registrable Securities by any Selling Securityholder is deemed by the SEC to be a primary offering by InterOil, InterOil will file a registration statement with the SEC on an appropriate form registering the sale of such Registrable Securities, with the Selling Securityholder identified as an underwriter.
When a Selling Securityholder elects to sell the Registrable Securities pursuant to the registration statement, such Selling Securityholder will be required to: (a) provide InterOil with any additional information requested by the Ontario Securities Commission and the SEC, if any; (b) deliver a copy of this short form base shelf prospectus to purchasers of such Registrable Securities; and (c) be subject to the provisions of the Registration Rights Agreements, including the indemnification provisions.
Under the Registration Rights Agreements, InterOil will: (a) pay all expenses of the registration statement; (b) provide the Selling Securityholders with copies of this short form base shelf prospectus and any amendment or supplement thereto and any documents incorporated by reference therein; (c) notify each Selling Securityholder immediately of the happening of any event as a result of which this short form base shelf prospectus (including any supplements thereto) includes any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to promptly update and/or correct such prospectus; (d) notify each Selling Securityholder of the issuance by the Ontario Securities Commission, the Alberta Securities Commission or the SEC suspending the effectiveness of this short form base shelf prospectus; (e) notify the Selling Securityholders when the registration statement has become effective; and (f) take other actions as are required to permit unrestricted resales of the Registrable Securities in accordance with the terms and conditions of the Registration Rights Agreements.
Under the Registration Rights Agreement, the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders.

Pursuant to the Registration Rights Agreements, InterOil may suspend the use of the short form base shelf prospectus under certain circumstances relating to certain corporate transactions or public filings with the SEC. Any suspension period shall not exceed an aggregate of 30 days in a 90 day period or 90 days during any 365 day period.
InterOil has agreed to indemnify and hold harmless each Selling Securityholder, and each of its officers, directors, agents, shareholders, members and partners and each person controlling the foregoing within the meaning of section 15 of the U.S. Securities Act and the rule and regulations thereunder with respect to which registration qualification or compliance has been effected pursuant to the Registration Rights Agreement, and each underwriter, if any, and each person who controls, within the meaning of section 15 of the U.S. Securities Act and the rules and regulations thereunder, any underwriter against any claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, or any violation by InterOil of the U.S. Securities Act, any applicable Canadian securities legislation or any state securities law or, any rule or regulation thereunder applicable to InterOil and relating to action or inaction required of InterOil in connection with any such registration, qualification or compliance, and will reimburse each Selling Securityholder, each of its officers, directors, agents, shareholders, members and partners, and each person controlling each of the foregoing, each such underwriter and each person who controls any such underwriter, for any reasonable documented legal fees and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that InterOil will not be liable in any such case to a Selling Securityholder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on: (a) any untrue statement or omission based upon written information furnished to InterOil by such Selling Securityholder or the underwriter (if any) therefor and stated to be specifically for use therein or (b) the failure of a Selling Securityholder to deliver at or prior to the written confirmation of sale, the most recent prospectus, as amended or supplemented. The indemnity contained shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of InterOil (which consent will not be unreasonably withheld).
SELLING SECURITYHOLDERS
InterOil is registering the Registrable Securities on behalf of the Selling Securityholders named in the table below. An aggregate of 862,811 Common Shares were issued and sold on November 9, 2007 and December 24, 2007 on a private placement basis to Asset Protection Fund Ltd. and Clarion Finanz A.G. at an issue price of U.S.$23.18 per Common Share pursuant to a common share purchase agreement dated November 9, 2007, as amended November 12, 2007, and an aggregate 517,777 Series A Preferred Shares were issued and sold on November 21, 2007 on a private placement basis to Merrill Lynch Commodities, Inc. at a price of U.S.$29.87 per Series A Preferred Share pursuant to a securities purchase agreement dated November 21, 2007, as amended December 4, 2007.
This short form base shelf prospectus may be used by the Selling Securityholders, in connection with resales, from time to time, during the period that this short form base shelf prospectus, including any amendments thereto, remains valid, of the Registrable Securities, being 1,510,588 Common Shares (including up to 517,777 Common Shares issuable to the Securityholders upon conversion of the Series A Preferred Shares and up to 130,000 Common Shares issuable as dividends on the Series A Preferred Shares) and 517,777 Series A Preferred Shares. The Selling Securityholders are not under any obligation to sell all or a portion of the Registrable Securities, nor are the Selling Securityholders obligated to sell any of their securities immediately after the date of this short form base shelf prospectus.
The table below lists the Selling Securityholders, the number of Common Shares and Series A Preferred Shares, as applicable, being offered for sale by the Selling Securityholders pursuant to this short form base shelf prospectus, the number of Common Shares and Series A Preferred Shares, as applicable, beneficially owned by the Selling Securityholders prior to this offering and after this offering, assuming the sale of all Registrable Securities pursuant to this short form base shelf prospectus. The table below does not include dividends on the Series A Preferred Shares that InterOil has the option of paying in Common Shares.

To InterOil’s knowledge, the Selling Securityholders have sole voting and investment power with respect to the Common Shares and Series A Preferred Shares and have not within the past three years had any position, office or other material relationship with InterOil (including any of its affiliates), except as set forth in the footnotes to the table below.

Number of Shares Owned
both of record and
	beneficially, Prior to the		Number of Registrable
	Offering (1)		Securities
Number of
					Number of	Series of
					Common	Preferred
					Shares owned	Shares owned
					after	after
					completion of	completion of
					the offering	the offering (%
					(% of	of outstanding
		Series A		Series A	outstanding	Series A
Name of Selling	Common	Preferred	Common	Preferred	Common	Preferred
Securityholder	Shares	Shares	Shares(2)	Shares	Shares)(3)	Shares)
Asset Protection Fund Ltd.	539,257	—	539,257	—	—	—
Clarion Finanz A.G. (4)	878,554	—	323,554	—	555,000 (1.8%)	—
Merrill Lynch Commodities, Inc. (4)	—	517,777	517,777	—	—	—

Notes:

1.	Includes the Registrable Securities.

2.	Includes the Common Shares issuable to each Selling Securityholder upon conversion of its Series A Preferred Shares.

3.	The percentage of shares beneficially owned after the offering is based on 31,026,356 Common Shares outstanding as of January 18, 2008 plus, with respect to each Selling Securityholder, the number of Common Shares issuable upon conversion by such Selling Securityholder of its Series A Preferred Shares. InterOil does not know when or in what amounts the Selling Securityholders may offer for sale the Registrable Securities pursuant to this offering. The Selling Securityholders may choose not to sell any of the Registrable Securities offered by this base shelf prospectus. Because the Selling Securityholders may offer all or some of the Registrable Securities pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Registrable Securities, InterOil cannot estimate the number of Common Shares and Series A Preferred Shares that the Selling Securityholders will hold after completion of the offering. For purposes of this table, InterOil has assumed that the Selling Securityholders will have sold all of the Registrable Securities covered by this base shelf prospectus upon the completion of the offering.

4.	As of September 30, 2007, each of Merrill Lynch PNG Corp., an affiliate of Merrill Lynch Commodities, Inc., and Pacific LNG Operations Limited, an affiliate of Clarion Finanz A.G., owned 4.55% of the outstanding stock of PNG LNG, Inc. and InterOil LNG Holding, Inc., an affiliate of InterOil, owned the remaining 90.9% of PNG LNG, Inc. of the outstanding stock of PNG LNG, Inc., an entity that is engaged in the development of an LNG facility in Papua New Guinea. The equity interest of each of Merrill Lynch PNG Corp., Pacific LNG Operations Limited and InterOil LNG Holding, Inc. will change to 33.33% upon the release of shares from escrow with the satisfaction of certain conditions set forth in the shareholder agreement. In addition, an affiliate of Merrill Lynch Commodities, Inc. and Clarion Finanz A.G. have loaned InterOil $130 million under a secured credit facility.
Each of the Selling Securityholders is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada. Although each of Asset Protection Fund Ltd., Clarion Finanz A.G. and Merrill Lynch Commodities, Inc. has appointed McMillan Binch Mendelsohn LLP, Brookfield Place, Bay Wellington Tower, Suite 4040, 181 Bay Street, Toronto, Ontario, M5J 2T3 as its agent for service of process in Alberta and Ontario it may not be possible for investors to collect from the Selling Securityholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.
DESCRIPTION OF THE REGISTRABLE SECURITIES
     The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series (the “Preferred Shares”), of which 1,035,554 Series A Preferred Shares are authorized. As of January 18, 2008, 31,026,356 Common Shares are issued and outstanding and 517,777 Series A Preferred Shares are issued and outstanding.
Common Shares
Holders of Common Shares are entitled to vote at any meeting of the shareholders of InterOil and to one vote per share held, to receive, out of all profits or surplus available for dividends, any dividends declared by InterOil on the

Common Shares, and to receive the remaining property of InterOil in the event of liquidation, dissolution or winding up of InterOil, whether voluntary or involuntary.
Preferred Shares
The Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by unanimous resolution of the directors of InterOil. Subject to the provisions of the Business Corporations Act (Yukon), the directors of InterOil may by unanimous resolution fix from time to time, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares.
Series A Preferred Shares
Voting
Holders of Series A Preferred Shares are entitled to vote on any matter presented to the shareholders of InterOil for their action or consideration at any meeting of the shareholders of InterOil (or by written consent of the shareholders in lieu of a meeting), and shall be entitled to cast the number of votes equal to the number of Common Shares into which the Series A Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided by law or the articles of InterOil, holders of the Series A Preferred Shares shall vote together with the holders of the Common Shares as a single class.
Dividends
Subject to the rights, privileges, restrictions and conditions attaching to any other series of shares of InterOil ranking in priority thereto, the holders of the Series A Preferred Shares shall be entitled to rank ahead of all other classes or series of shares of InterOil as to dividends. The holders of the Series A Preferred Shares shall be entitled to a fixed cumulative dividend (the "Dividend”) at the rate of 5% per annum for each Series A Preferred Share, payable quarterly on December 31, March 31, June 30 and September 30, commencing on December 31, 2007. At the option of InterOil, and subject to any required third party approval, InterOil may pay such Dividend(s) in cash or in Common Shares or a combination thereof, provided that, if InterOil determines to issue Common Shares as payment of any Dividends payable, InterOil shall issue Common Shares to all holders of Series A Preferred Shares as payment of all Dividend(s) payable as at such time. If InterOil determines to pay any Dividend(s) payable in Common Shares, InterOil shall issue certificates representing Common Shares to each registered holder of Series A Preferred Shares representing that number of Common Shares equal to the result of the aggregate Dividend(s) payable to each such holder at such date divided by the VWAP (as defined below) for the ten consecutive trading days immediately before the date such Dividend(s) are payable (i.e., in the case of Dividends to be paid on December 31, the VWAP would be calculated for the ten consecutive trading days prior to December 31). “VWAP” means the daily volume weighted average price of the Common Shares on the American Stock Exchange (the “AMEX”), expressed in U.S. dollars, or if the Common Shares are not listed on the AMEX, then NYSE or NASDAQ, or if the Common Shares are not listed on such markets, the Toronto Stock Exchange or such other North American market limited to normal trading hours (the “Principal Market”) calculated by dividing the total value by the total volume of the Common Shares traded for the relevant period on such market (which market is, as at the date hereof, the AMEX). No fractional Common Shares shall be issued and the aggregate number of Common Shares to be issued will be rounded down to the nearest whole number of Common Shares and each holder of Series A Preferred Shares shall be entitled to a cash payment representing the amount of the Dividend(s) in respect of the aggregate Series A Preferred Shares held by each such holder in respect of such fractional Common Share which would otherwise be issuable. The Series A Preferred Shares shall not be entitled to participate any further with respect to dividends except to the extent herein provided. No dividends shall be paid on any class of shares of InterOil if it would result in the realizable value of the assets of InterOil, net of liabilities which exist at the relevant time, being less than U.S.$28.97 (the “Redemption Amount”) for each of the issued and outstanding Series A Preferred Shares. InterOil shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of InterOil unless the holders of the Series A Preferred Shares then outstanding shall first receive a dividend on each outstanding Series A Preferred Share in amount equal to the aggregate dividends then accrued on each such share and not previously paid.

Conversion into Common Shares
The Series A Preferred Shares shall be convertible into Common Shares, at the option of (a) the holder at any time and from time to time, and without the payment of additional consideration therefore, and (a) InterOil at any time from the date of a Triggering Event (as defined below). A "Triggering Event” shall occur if the VWAP of the Common Shares equals or has exceeded U.S.$36.94 per share for a period of at least 10 consecutive trading days on the Principal Market (the "Triggering Event”). The number of Common Shares issuable upon conversion of each Series A Preferred Share (the “Conversion Ratio”) shall initially be 1.00, subject to the following provisions.
In the event InterOil shall set a record date for the payment of a stock dividend to holders of the Common Shares or to subdivide, re-divide, consolidate or otherwise recapitalize the outstanding Common Shares, the Conversion Ratio shall be proportionately and equitably adjusted so that a holder of a Series A Preferred Share shall be entitled to that number of Common Shares upon conversion to which such holder would have been entitled had such holder of the Series A Preferred Share converted its Series A Preferred Share into Common Shares immediately prior to the record date for such event at the then current Conversion Ratio. Any such adjustment shall become effective at the close of business on the date that such dividend, subdivision, re-division, consolidation or other recapitalization shall become effective.
In the event of any capital reorganization or any reclassification of the Common Shares (other than as a result of a stock dividend, subdivision, re-division or consolidation), or in the case of any amalgamation with or merger of InterOil into or with another corporation or entity, then as a part of such reorganization, reclassification, amalgamation or merger, as the case may be, the Conversion Ratio shall be adjusted so that the holders of the Series A Preferred Shares shall have the right to receive upon conversion of the Series A Preferred Shares the kind and amount of securities or property which such holders would have been entitled to receive if, immediately prior to such reorganization, reclassification, amalgamation or merger such holders had held the number of Common Shares which were then issuable upon the conversion of the Series A Preferred Shares then held by them at the then current Conversion Ratio. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests of the holders of record of the Series A Preferred Shares, such that the provisions set forth herein shall thereafter be applicable to any securities or property thereafter deliverable upon the conversion of such Series A Preferred Shares. No fractional Common Shares shall be issued in connection with the conversion of the Series A Preferred Shares and the aggregate number of Common Shares to be issued will be rounded down to the nearest whole number of Common Shares. Each holder of Series A Preferred Shares shall be entitled to a cash payment representing the amount of the fractional Common Share which would otherwise be issuable upon conversion.
In the event the conversion privilege is exercised by a holder of Series A Preferred Shares, such holder shall exercise such privilege by providing written notice to the Secretary of InterOil at its registered office accompanied by the certificate(s) representing the shares in respect of which the holder desires to exercise such conversion privilege and such notice shall be signed by the holder of such shares in respect of which such right is being exercised or by his, her or its duly authorized representative and shall specify the number of such shares the holder desires to have converted, and the exercise of such conversion shall be subject to the following provisions. Upon receipt of such notice and certificate(s) (the “Holder Conversion Date”), InterOil shall, effective as of such Holder Conversion Date, issue or cause to be issued a certificate(s) representing fully paid Common Shares upon the basis above prescribed to the holder of the Series A Preferred Shares subject to such conversion. From and after the Holder Conversion Date, the Series A Preferred Shares subject to such conversion shall cease to be entitled to any dividends and the holders of such Series A Preferred Shares shall not be entitled to exercise any of the rights of holders of Series A Preferred Shares in respect thereof. If less than all of the Series A Preferred Shares represented by any certificate are to be converted, the holder of such shares shall be entitled to receive a new certificate representing the Series A Preferred Shares represented by the original certificate which are not to be converted.
In the event the conversion privilege is exercised by InterOil, InterOil shall exercise such privilege by providing 10 days written notice to all (and not less than all) the registered holders of Series A Preferred Shares at such holders’ registered address as shown on the register of holders of Series A Preferred Shares and such notice shall specify that all Series A Preferred Shares shall be converted on a specified business day (the “Corporation Conversion Date”), at which time InterOil shall issue or cause to be issued a certificate(s) representing fully paid Common Shares on the basis above prescribed to all the holders of Series A Preferred Shares. From and after the Corporation

Conversation Date, all Series A Preferred Shares shall cease to be entitled to any dividends and the holders of the Series A Preferred Shares shall not be entitled to exercise any of the rights of holders of Series A Preferred Shares in respect thereof.
InterOil shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series A Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, InterOil shall promptly take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite shareholder approval of any necessary amendment to this designation or InterOil’s other charter documents.
Redemption by the Holders of Series A Preferred Shares
In the event of a Fundamental Change (as defined below), holders of the Series A Preferred Shares shall be entitled to require InterOil to redeem or purchase at any time all or any of the Series A Preferred Shares registered in the name of such holder by providing written notice to the Secretary of InterOil at InterOil’s registered office accompanied by the certificate(s) representing the Series A Preferred Shares in respect of which the holder desires to have InterOil redeem or purchase, and such notice shall be signed by the holder of such shares in respect of which such redemption or purchase right is being exercised or by his, her or its duly authorized representative and shall specify the number of such shares the holder desires to have redeemed or purchased and shall state the business day (hereinafter called the “Redemption Date”) on which the holder desires to have InterOil redeem or purchase such shares. Upon receipt of such certificate(s) representing the Series A Preferred Shares which the holder desires to have InterOil redeem or purchase, together with such redemption request, InterOil shall, on the Redemption Date, redeem or purchase such Series A Preferred Shares by paying to the registered holder an amount equivalent to the Redemption Amount per share for each Series A Preferred Share being redeemed or purchased plus all declared but unpaid dividends thereon. From and after that date such Series A Preferred Shares shall cease to be entitled to dividends, and the holders thereof shall not be entitled to exercise any of the rights of holders of Series A Preferred Shares in respect thereof unless payment of the Redemption Amount plus any declared but unpaid dividends is not paid on the Redemption Date in which event the rights of the holders of the said Series A Preferred Shares shall remain unaffected. “Fundamental Change” shall be deemed to occur if (a) the Common Shares cease to be listed on the Principal Market; (b) there occurs any consolidation, merger or other business combination of InterOil with or into any other corporation or other person (whether or not InterOil is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the existing voting stockholders of InterOil prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any “going private” transaction or tender offer by InterOil for 20% or more of the Common Shares), (b) any person together with its affiliates and associates beneficially owns or is deemed to beneficially own in excess of 50% of InterOil’s voting power, (d) there is a replacement of more than one-half of the members of InterOil’s board of directors which is not approved by those individuals who are members of or nominated by InterOil’s board of directors or other subcommittee of InterOil’s board of directors, or (e) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of InterOil, determined on a consolidated basis, or (f) the occurrence of the closing by InterOil pursuant to an agreement to which InterOil is a party or which it is bound providing for an event set forth in (b), (c), (d), or (e) above.
In the event of a liquidation, dissolution or winding up of InterOil or any other distribution by way of repayment of capital, the holders of the Series A Preferred Shares shall be entitled to receive a cash amount per share equal to the Redemption Amount prior to any payment or distribution to any other class or series of shares of InterOil. The Series A Preferred Shares shall not be entitled to share any further in the distribution of the property or assets of InterOil except to the extent hereinbefore provided.

The Aggregate Number of Common Shares Issued and Issuable by InterOil
The aggregate number of Common Shares issued and issuable by InterOil upon the conversion of the Series A Preferred Shares, together with any payment of dividends in Common Shares on the Series A Preferred Shares, shall not exceed 19.99% of the total number of Common Shares immediately prior to issuance of Common Shares upon the conversion of such Series A Preferred Shares, subject to appropriate adjustment for stock splits, stock dividends, or other similar recapitalizations affecting the Common Shares (the “Maximum Common Share Issuance”), unless the issuance of shares in excess of the Maximum Common Share Issuance shall first be approved by InterOil’s shareholders in accordance with applicable law and the organizational documents of InterOil. In the event that the aggregate number of Common Shares that would be issued upon (a) conversion of the Series A Preferred Shares and (b) payment of dividends on the Series A Preferred Shares through Common Shares, equals or exceeds the Maximum Common Share Issuance, and InterOil has not previously obtained shareholder approval, then the number of Common Shares which the holder of Series A Preferred Shares would be entitled to acquire through the conversion of the Series A Preferred Shares and the payment of dividends in Common Shares, shall be reduced pro rata among the holders of the Series A Preferred Shares so that the aggregate number of Common Shares issuable upon conversion of the Series A Preferred Shares together with the payment of dividends in Common Shares does not equal or exceed the Maximum Common Share Issuance. Those Series A Preferred Shares that are not converted shall remain issued and outstanding and shall not be convertible until and unless the necessary shareholder approval is obtained or is no longer required.
Additional Series of Preferred Shares
So long as any Series A Preferred Shares are outstanding, InterOil shall not, without the prior approval (by vote or written consent) of the holders of at least two-thirds of the then outstanding Series A Preferred Shares voting separately as a single class, amend or propose to amend the articles of InterOil to create a new series of preferred shares of InterOil having rights or privileges superior to the rights or privileges attached to the Series A Preferred Shares, including without limitation, rights or privileges with respect to redemptions rights, dividend preferences, return of capital on liquidation, dissolution or winding up, conversion privileges or rights to acquire securities of InterOil.
Remedies Available to Holders of Series A Preferred Shares
The remedies provided to holders of Series A Preferred Shares in the articles of InterOil shall be cumulative and in addition to all other remedies available under the articles of InterOil, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained in the articles of InterOil governing the Series A Preferred Shares shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by InterOil to comply with the terms of the articles of InterOil. Amounts set forth or provided for in the articles of InterOil with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided in the articles of InterOil, be subject to any other obligation of InterOil (or the performance thereof). InterOil acknowledges that a breach by it of its obligations under the articles of InterOil will cause irreparable harm to the holders of the Series A Preferred Shares and that the remedy at law for any such breach may be inadequate. In the event of any such breach or threatened breach, the holders of the Series A Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
USE OF PROCEEDS
InterOil will not receive any proceeds from the sale of the Registrable Securities from any of the Selling Securityholders. All of the net proceeds from sales of the Registrable Securities will be retained by the Selling Securityholders.

CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of the Corporation as at September 30, 2007, both before and after giving effect to the Offering and the Private Placements.

		Outstanding as at September 30,	Outstanding as at September 30,
		2007	2007
		Before Giving Effect to the	After Giving Effect to the Offering
		Offering and Private Placements	and Private Placements
Designation	Authorized	(unaudited)	(unaudited)
Common Shares (1)	unlimited	$235,327,634	$259,324,136
		(29,922,842 shares)	(31,026,356 shares)
Series A Preferred	1,035,554	—	$15,000,000(2)
Shares (1)			(517,777 shares)
Debt	unlimited	$206,000,000	$206,000,000
Note:
1.	InterOil is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 1,035,554 Series A Preferred Shares are authorized. As of January 18, 2008, 31,026,356 Common Shares were issued and outstanding and 517,777 Series A Preferred Shares were issued and outstanding. In addition, as at September 30, 2007, 1,137,250 Common Shares have been reserved for issuance on exercise of a like number of outstanding options to purchase Common Shares issued under the InterOil’s incentive option plan. In addition, as at September 30, 2007, 337,252 warrants to acquire Common Shares were issued and outstanding. The warrants expire on August 27, 2009. Warrant capital as at September 30, 2007 was $2,119,034. InterOil has entered into an agreement with Petroleum Independent and Exploration Corporation (“PIE Corp.”) under which PIE Corp., at any time, can exchange 5,000 shares of SPI InterOil LDC for 5,000 Common Shares. In addition, InterOil has granted the parties to an indirect participation interest agreement dated February 25, 2005 (the “IPI Agreement”), the right to convert, at any time or from time to time during the conversion right period, all or any portion of such investors’ indirect participation interest (“IPI”) percentage interest into fully paid and non-assessable Common Shares. The conversion right period terminates 90 days after completion and testing of the eighth exploration well drilled by InterOil or its subsidiaries, beginning with the first exploration well drilled after February 25, 2005. As of December 31, 2007, five exploration wells remain to be drilled under this program. The number of Common Shares issuable on any exercise of the investors’ conversion right will equal the quotient of (x) the product of (A) the IPI percentage being converted and (B) US $500,000,000 and (y) U.S.$37.50. As of December 31, 2007, the total IPI percentage interest was 24.8%, resulting in the potential issuance of up to 3,306,667 Common Shares. Immediately following any such conversion, the investors’ IPI percentage interest will be reduced to reflect such conversion and any other prior conversions by the Investor. An investor may not exercise the conversion right if the investor has forfeited its right as provided in the IPI Agreement or has elected to have its IPI percentage become a direct participation interest under the relevant joint venture operating agreement, for which they would receive a registered legal interest in a Petroleum Development License.
2.	This amount consists of a liability component of $7,797,312 and an equity component of $7,202,688 in respect of the 517,777 Series A Preferred Shares.
PLAN OF DISTRIBUTION
The Selling Securityholders are entitled to the benefits of the Registration Rights Agreements pursuant to which InterOil agreed to file this short form base shelf prospectus as a base shelf prospectus with the Alberta Securities Commission and Ontario Securities Commission under the Canadian shelf prospectus system and a registration statement including this short form base shelf prospectus.
All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.
The Selling Securityholders and any of their transferees and assignees may, from time to time, sell any or all of the Registrable Securities on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling the Registrable Securities:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell the Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this short form base shelf prospectus;

•	close out short positions and return borrowed shares in connection with such short sales;

•	broker dealers may agree with the Selling Securityholders to sell a specified number of such Registrable Securities at a stipulated price per share;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	pledges of Common Shares as security for any loan or obligation, including pledges of brokers or dealers;

•	firm commitment or best efforts underwriting;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The Selling Securityholders may also sell Registrable Securities under Rule 144 or Rule 904 under the U.S. Securities Act, if available, rather than under this short form base shelf prospectus. Selling Securityholders may also rely on exemptions provided under National Instrument 45-102 - Resale of Securities for sales of the Registrable Securities in Canada.
Broker dealers engaged by the Selling Securityholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. The Selling Securityholders may from time to time pledge or grant a security interest in some or all of the Registrable Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell Registrable Securities from time to time under this short form base shelf prospectus, or under an amendment or supplement to this short form base shelf prospectus amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this short form base shelf prospectus.
In the event a Selling Shareholder enters into any arrangement with a broker dealer for the sale of Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this short form base shelf prospectus will be filed, if required, disclosing (a) the name of each such Selling Securityholder and of the participating broker dealer(s), (b) the number of Registrable Securities involved, (c) the price at which such Registrable Securities were or are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable and (e) other facts material to the transaction.
The Selling Securityholders also may transfer the Registrable Securities in other circumstances, in which case the transferees will be the selling beneficial owners for purposes of this short form base shelf prospectus. The Selling Securityholders and any broker dealers or agents that are involved in selling the Registrable Securities may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Securityholder. Each Selling Securityholder has represented and warranted to the Corporation that it acquired the securities subject to the registration statement in the ordinary course of such Selling Securityholder’s business and, at the time of its purchase of such securities such Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Each Selling Securityholder has further agreed to comply with applicable securities legislation in the jurisdiction in which the securities are sold including the obligation to deliver a copy of this short form base shelf prospectus to the purchaser of Registrable Securities if the Registrable Securities are sold in Canada under this short form base shelf prospectus. If the Selling Securityholders use this short form base shelf prospectus for any sale of the Registrable Securities, they will be subject to the prospectus delivery requirements of the U.S. Securities Act and Canadian securities legislation. The Selling Securityholders will be responsible to comply with the applicable provisions of the U.S. Securities Act and the Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholders in connection with resales of their respective shares under the Shelf Registration Statement. InterOil will not receive any proceeds from the sale of the Registrable Securities. Pursuant to the Registration Rights Agreements, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the SEC and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders.
The Common Shares are listed and posted for trading under the symbol “IOL” on the Toronto Stock Exchange and under the symbol “IOC” on the American Stock Exchange. On January 29, 2008, the closing price of the Common Shares was Cdn.$19.77 per share on the Toronto Stock Exchange and was U.S.$19.80 per share on the American Stock Exchange. There is no market through which the Series A Preferred Shares may be sold and purchasers may not be able to resell the Series A Preferred Shares purchased under this short form base shelf prospectus. This may affect the pricing of these Series A Preferred Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See the “Risk Factors” section of the applicable prospectus supplement.
RISK FACTORS
An investment in the Registrable Securities is subject to risks. Prospective purchasers should carefully review and consider all other information contained and incorporated by reference in this short form base shelf prospectus before deciding to purchase any Registrable Securities. In particular, prospective purchasers should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference in this base shelf prospectus, including the risk factors set forth at pages 28 to 34 of InterOil’s revised annual information form for the year ended December 31, 2006. Any of the risks and uncertainties set forth therein could materially and adversely affect InterOil’s business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the Common Shares and the Series A Preferred Shares. As a result, you could lose all or part of your investment.
There is no market for the Series A Preferred Shares.
There is no market through which the Series A Preferred Shares may be sold and purchasers may not be able to resell Series A Preferred Shares purchased under this short form base shelf prospectus. This may affect the pricing of the Series A Preferred Shares in the secondary market, the transparency and the availability of trading prices and the liquidity of the securities.
The price of InterOil’s common shares has been volatile.
The market price of the Common Shares has been, and is likely to continue to be, volatile and subject to wide fluctuations. From January 1, 2007 through December 31, 2007, the highest sales price of the Common Shares on the AMEX has been $44.25 and the lowest sales price of the Common Shares has been $17.84. The fluctuation in the market price of the Common Shares is caused by a number of factors, some of which are outside InterOil’s control, including the following:
•	quarterly variations in InterOil’s results of operations;

•	future public announcements concerning InterOil’s business and operations;

•	changes in stock market analyst recommendations or earnings estimates regarding the Common Shares;

•	strategic actions, such as acquisitions by InterOil or its competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to InterOil’s business;

•	significant sales of the Common Shares;

•	the acquisition or loss of major customers or suppliers;

•	additions or departures of key personnel;

•	changes in market valuations for refining, exploration and production companies or companies participating in the retail distribution of refined oil products; and

•	changes in accounting standards, policies, guidance, interpretations or principles.
A decline in the market price of the Common Shares could cause you to lose some or all of your investment.
Sales of Common Shares by the Selling Securityholders may cause the Common Shares and Series A Preferred Shares price to decline.
Sales of substantial amounts of Common Shares in the public market, or the perception that these sales may occur, could cause the market price of the Common Shares and Series A Preferred Shares to decline. In addition, the sale of these shares could impair InterOil’s ability to raise capital through the sale of additional Common Shares or Preferred Shares.
As of January 18, 2008, there were 31,026,356 Common Shares outstanding. Upon effectiveness of the registration statement, of which this short form prospectus forms a part, the 1,510,588 Common Shares and 517,777 Series A Preferred Shares registered for resale under this base shelf prospectus will become freely tradable.
There are inherent limitations in all control systems, and misstatements due to error that could seriously harm InterOil’s business may occur and not be detected.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
A control system, no matter how well designed and operated, can provide only reasonable assurance that the objectives of the control system are met.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Material weakness in InterOil’s internal control over financial reporting could result in the inability of investors to rely on InterOil’s financial statements, which could result in a material adverse affect on InterOil’s business, financial condition, results of operations and prospects, as well as the trading price of the Common Shares.
During 2007, a new fuel inventory system was implemented in the Downstream business segment. Control deficiencies in the new fuel inventory system implementation and related reconciliations were identified. These deficiencies are described below.
InterOil did not design or maintain effective internal control over financial reporting related to the implementation of the financial reporting system at the Downstream business unit. In addition, InterOil did not design or maintain effective monitoring of internal control over period-end reconciliations and financial reporting. Specifically, InterOil did not reconcile Inventory and the related Cost of Goods Sold, Accounts Receivable and related Revenue, Accounts payable and Cash. InterOil did not design or maintain effective internal control to provide reasonable assurance that the units of inventory purchased, stored or sold was input, processed accurately or completely at the Downstream business unit.

Management has determined that the control deficiency described above constitutes a material weakness in the internal control over financial reporting. A material weakness is a control deficiency, or combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of the annual financial statements will not be prevented or detected. The control deficiency could result in a material misstatement of InterOil’s consolidated financial statements for the interim periods ended March 31, 2007, June 30, 2007 and September 30, 2007. Additionally, this control deficiency could result in misstatements of the aforementioned financial statement accounts that would result in a material misstatement of our consolidated financial statements that would not be prevented or detected.
InterOil’s management concluded that its internal control over financial reporting was not effective as of December 31, 2006. InterOil’s management has not yet concluded its assessment of InterOil’s internal control over financial reporting as of December 31, 2007, including whether the material weakness has been fully remedied. It remains possible that InterOil may not be able to conclude that it has an effective internal control over financial reporting as of December 31, 2007 as a result of deficiencies with the fuel inventory system in the Downstream business or other deficiencies. Under Section 404 of the Sarbanes-Oxley Act, InterOil will be required to include a report of management on the effectiveness of its internal control over financial reporting. In addition, InterOil’s external auditor will be required to report on the effectiveness of InterOil’s internal control over financial reporting. Even if InterOil’s management concludes that InterOil’s internal control over financial reporting is effective, InterOil’s independent registered public accounting firm may still issue an adverse report on the effectiveness of InterOil’s internal control over financial reporting or may issue a report that is qualified if such firm is not satisfied with InterOil’s internal control over financial reporting or the level at which InterOil’s controls are documented, designed, operated or reviewed, or if such firm interprets the relevant requirements differently from InterOil.
If InterOil or its external auditors conclude that InterOil did not maintain effective internal control over financial reporting as of December 31, 2007 then InterOil and it’s shareholders may face additional risks.. Such a conclusion could impair InterOil’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis and result in the loss of investor confidence in the reliability of InterOil’s financial statements. As a result, InterOil’s business, financial condition, results of operations and prospects, as well as the trading price of its common shares, could be materially and adversely affected and InterOil may be subject to sanctions or investigation by regulatory authorities, such as the SEC and the Canadian regulatory authorities. In addition, during the course of its evaluation, documentation and testing, InterOil may identify deficiencies which it may not be able to remedy in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.
CERTAIN CANADIAN FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS
In the opinion of Bennett Jones LLP (“Counsel”), counsel to InterOil, the following summary, as of the date hereof, fairly describes the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a purchaser (a “US Holder”): (a) which acquires Registrable Securities from a Selling Securityholder under this short form base shelf prospectus; (b) which, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada, holds the Registrable Securities as capital property, deals at arm’s length with, and is not affiliated with, InterOil or the Selling Securityholder, does not use or hold and is not deemed to use or hold the Registrable Securities in, or in the course of, or otherwise in connection with, the carrying on of a business in Canada; and (c) which, for purposes of the Canada-United States Income Tax Convention (the “Treaty”), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Registrable Securities in connection with a permanent establishment or fixed base in Canada, and which is a “qualifying person” (as defined in the Protocol) and which qualifies for the full benefits of the Treaty. The fifth protocol to the Treaty, signed on September 21, 2007 (the “Protocol”), will, if ratified by both Canada and the United States, amend the provisions of the Treaty in significant respects, including the entitlement of certain hybrid entities, such as, for example, certain limited liability companies and partnerships, to the full benefits of the Treaty. These rules are not discussed in this summary and US Holders which may not be “qualifying persons” or are hybrid entities should consult their own tax advisors as to the impact of the Protocol having regard to their own particular circumstances. In addition, this summary does not apply to a US Holder which carries on an insurance business in Canada and elsewhere or which is an authorized foreign bank (as defined in the Tax Act).

This summary is based on the current provisions of the Tax Act and the regulations thereunder, the current provisions of the Treaty, and Counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals (the “Tax Proposals”) to amend the Tax Act or the Treaty publicly announced by the Minister of Finance of Canada prior to the date hereof and assumes that all Tax Proposals will be enacted in the form proposed. However, no assurances can be given that the Tax Proposals will be enacted as proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax consequences and, except for the Tax Proposals, does not take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax consequences which may differ significantly from those discussed herein.
This summary is of a general nature only and is not, and is not intended to be, and should not be construed to be, legal or tax advice or representations to any particular US Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, US Holders, and particularly those to whom this discussion is not applicable (such as US Holders which are not entitled to full benefits of the Treaty or which do not hold their Shares as capital property), should consult with their own tax advisors for advice with respect to the tax consequences to them having regard to their own particular circumstances, including the application and effect of the income and other tax laws of any country, province, state or local authority.
Dividends on Registrable Securities
Dividends on Registrable Securities paid or credited or deemed under the Tax Act to be paid or credited to a US Holder will generally be subject to Canadian withholding tax at a rate of 25% on the gross amount of such dividend, subject to any applicable reduction in the rate of withholding pursuant to the Treaty. Where a US Holder is entitled to the full benefits of the Treaty and is the beneficial owner of the dividends, dividends on the Common Shares generally will be subject to Canadian withholding tax at the rate of 15%. If the US Holder is a US resident company which is entitled to full benefits of the Treaty and which owns at least 10% of the voting stock of InterOil and which is the beneficial owner of the dividends, the Canadian withholding tax on such dividends will be at the rate of 5%. US Holders to which this Treaty rate of withholding tax on dividends may be relevant should consult with their own tax advisors with respect to taking all appropriate steps in this regard.
Where InterOil elects to pay dividends on the Series A Preferred Shares in the form of Common Shares, the US Holder will be considered to have received a dividend equal to the fair market value of such Common Shares at the time of issuance, which amount will be subject to Canadian withholding tax, on the basis described in the preceding paragraph. In such circumstances, the US Holder will generally be considered to have acquired the Common Shares distributed in payment of the dividend at a cost equal to the fair market value of such shares at the time of issuance.
The Series A Preferred Shares will be “taxable preferred shares” for the purposes of the Tax Act. Accordingly, InterOil will be subject to a tax under Part VI.1 of the Tax Act on all dividends paid or deemed to be paid on the Series A Preferred Shares. InterOil will also be entitled to deduct three times the amount of any Part VI.1 tax payable in computing its taxable income.
Disposition of Registrable Securities
A US Holder will be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of Registrable Securities (other than to InterOil) only if the Registrable Securities constitute “taxable Canadian property” (as defined in the Tax Act) and the US Holder is not entitled to relief under the provisions of Article XIII of the Treaty, as further described below.
Disposition of Common Shares
US Holders which hold Common Shares that are not “taxable Canadian property” (as defined in the Tax Act) will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Common Shares. Generally, Common Shares will not be taxable Canadian property of a US Holder at a particular time provided that at that time: (a) the Common Shares are listed on a designated stock exchange (which presently includes the Toronto Stock Exchange and AMEX); (b) the US Holder, persons with whom the US Holder does not deal at arm’s length, or the US Holder together with all such persons, have not owned 25% or more of the issued shares of any class or series of InterOil at any time during the sixty (60) month period immediately preceding that time; and (c) the US Holder’s Common Shares were not acquired in a tax deferred exchange for property which was itself taxable Canadian property. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property of a US Holder, including Common Shares acquired on the conversion of Series A Preferred Shares, as described below under “Conversion of Series A Preferred Shares into Common Shares”.
Where the Common Shares of a US Holder constitute taxable Canadian property, and the US Holder is fully entitled to benefits under the Treaty, an exemption from Canadian federal income tax is generally available provided that the value of the Common Shares is not derived principally from real property situated in Canada. Management of InterOil has indicated that it believes that substantially all of InterOil’s assets are presently located outside of Canada and therefore that the value of the Common Shares is not presently derived principally from real property in Canada. US Holders who intend to claim Treaty relief should consult with their own tax advisors for advice having regard to their own particular circumstances.
Where the Common Shares of a US Holder constitute taxable Canadian property and relief under the Treaty is not available, the US Holder will realize a capital gain (or capital loss) in respect of any Common Shares disposed of equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the US Holder of the Common Shares immediately before the disposition. The adjusted cost base of Common Shares to a particular US Holder will be determined by averaging the cost of all Common Shares held as a capital property by the US Holder. Generally, a US Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain”). Subject to and in accordance with the detailed provisions of the Tax Act, a US Holder will be required to deduct one-half of any capital loss (an “allowable capital loss”) from taxable capital gains realized by the US Holder in the year of disposition, and to the extent not so deducted, may be applied to reduce taxable capital gains in any subsequent taxation year or in any of the three preceding taxation years.
Disposition of Series A Preferred Shares
So long as the Series A Preferred Shares are not listed on a designated stock exchange, the Series A Preferred Shares will constitute taxable Canadian property to a US Holder. Where the US Holder is fully entitled to benefits under the Treaty, an exemption from Canadian federal income tax is generally available provided that the value of the Series A Preferred Shares is not derived principally from real property situated in Canada. Management of InterOil has indicated that it believes that substantially all of InterOil’s assets are presently located outside of Canada and that therefore that the value of the Series A Preferred Shares is not presently derived principally from real property in Canada. US Holders of Series A Preferred Shares who intend to claim Treaty relief should consult with their own tax advisors for advice having regard to their own particular circumstances.
Where the Series A Preferred Shares of a US Holder constitute taxable Canadian property and relief under the Treaty is not available, the US Holder will realize a capital gain (or capital loss) in respect of any Series A Preferred Shares disposed of equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the US Holder of the Series A Preferred Shares immediately before the disposition. The adjusted cost base of Series A Preferred Shares to a particular US Holder will be determined by averaging the cost of all Series A Preferred Shares held as a capital property by the US Holder. Generally, a US Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”). Subject to and in accordance with the detailed provisions of the Tax Act, a US Holder will be required to deduct one-half of any capital loss (an “allowable capital loss”) from taxable capital gains realized by the US Holder in the year of disposition, and to the extent not so deducted, may be applied to reduce taxable capital gains in any subsequent taxation year or in any of the three preceding taxation years.

Canadian Tax Filing Requirements
It is important to note that, where a US Holder disposes of Series A Preferred Shares which constitute taxable Canadian property, such US Holder will be required to give notice of any such disposition and obtain a clearance certificate from the CRA under section 116 of the Tax Act, failing which the purchaser will be required to withhold and remit to the CRA 25% of the gross purchase price of such Series A Preferred Shares. Even where taxes have been withheld and remitted by the purchaser to the CRA or where no Canadian federal income tax will be payable as a result of the disposition (whether by virtue of Treaty relief or otherwise), US Holders will nevertheless be required to notify the CRA within 10 days of the disposition of taxable Canadian property. Failure to do so can give rise to an assessment for penalties and interest. No clearance certificate or notification within 10 days will be required in respect of a disposition of Common Shares so long as such shares are listed on a designated stock exchange (which presently includes the Toronto Stock Exchange and AMEX) at the time of disposition.
A US Holder who disposes of Registrable Securities which constitute taxable Canadian property will also be required to file a tax return in Canada reporting any such disposition for each year in which a disposition occurs.
US Holders whose Registrable Securities constitute taxable Canadian property should consult their own tax advisors for advice having regard to their own particular circumstances, including any tax filing requirements that may arise under the Tax Act, such as the requirement to give notice to the CRA concerning the disposition of their Registrable Securities and any requirement to file tax returns in Canada.
Conversion of Series A Preferred Shares into Common Shares
US Holders will not be subject to tax under the Tax Act on the conversion of their Series A Preferred Shares into Common Shares by virtue of the tax deferred “rollover” provided by section 51 of the Tax Act. Because, however, the Series A Preferred Shares will constitute, as described above, taxable Canadian property to a US Holder, a US Holder will be required to provide notice regarding the disposition of their Series A Preferred Shares in exchange for Common Shares and obtain a clearance certificate from, the BRA under section 116 of the Tax Act, as described above under “Disposition of Registrable Securities — Canadian Tax Filing Requirements”. Further, the Common Shares received by the US Holder on the conversion will be deemed to constitute taxable Canadian property to the US Holder, regardless of whether such Common Shares are listed on a designated exchange at that time.
Redemption of Series A Preferred Shares
Where a US Holder’s Series A Preferred Shares are redeemed by InterOil, the US Holder will generally:
(a)	be deemed to have received a dividend equal to the amount, if any, by which the redemption price of the Series A Preferred Shares (i.e. the amount of cash received, less any amount received as a dividend) exceeds the paid-up capital, for the purposes of the Tax Act, of the Series A Preferred Shares, and will generally be subject to tax under the Tax Act on such deemed dividend on the same basis described above under “Dividends on Registrable Securities”; and

(b)	be considered to have disposed of the Series A Preferred Shares for proceeds of disposition equal to the redemption price less the amount of the deemed dividend, if any, computed in accordance with paragraph (a) above. The tax consequences of any such disposition will generally be the same as those described above under “Disposition of Registrable Securities”.
CERTAIN U.S. FEDERAL INCOME TAX INFORMATION FOR UNITED STATES RESIDENTS
Coverage of this discussion
Treasury Department Circular 230 Disclosure: To ensure compliance with United States Department of Treasury Circular 230, shareholders are hereby notified that any discussion of tax matters set forth in this circular was written in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by any shareholder, for purposes of avoiding tax-related penalties under U.S. federal, state or local tax law. Each shareholder should seek advice based on its particular circumstances from an independent tax advisor.
This section discusses certain United States federal income tax consequences to holders of Registrable Securities with respect to distributions on such Registrable Securities and to the sale, exchange, or other disposition of such Registrable Securities. Except as specifically noted in this section, the discussion is applicable only to holders of Registrable Securities who are “US Holders,” which for this purpose means any holder of Registrable Securities who owns, directly or indirectly, by voting power or value, less than 10% (ten percent) of the outstanding shares of InterOil and who is any of the following:
•	an individual who is a citizen or resident alien of the United States for U. S. federal income tax purposes;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	any estate the income of which is subject to United States federal income tax regardless of its source; or

•	a trust if (i) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person for United States federal income tax purposes.
A holder of Registrable Securities who is not a US Holder as defined above is referred to in this discussion as a “non-US Holder.”
The discussion below applies only to US Holders that hold Registrable Securities as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and does not purport to apply to:
•	shareholders that are subject to special tax rules, such as financial institutions, insurance companies, regulated investment companies, certain former U.S. citizens or residents, dealers in securities or foreign currencies, persons that mark-to-market their securities, or persons that hold Registrable Securities as part of a “straddle,” “hedge” or “synthetic security transaction” (including a “conversion” transaction);

•	persons with a “functional currency” other than the U.S. dollar;

•	persons who hold their stock through partnerships or other pass-through entities;

•	retirement plans and tax-exempt organizations;

•	shareholders who acquired Registrable Securities pursuant to the exercise of options, pursuant to participation in an employee stock purchase plan or otherwise as compensation; or

•	shareholders who exercise appraisal rights.
If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Registrable Securities, the tax treatment of a partner generally depends upon the status of the partner and the activities of the partnership. Partners of a partnership holding Registrable Securities should consult their own tax advisors.
The discussion below is based upon the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect and interpreted as of the date of this circular and does not take into account possible changes in these tax laws or interpretations, any of which may be applied retroactively. The discussion does not contain a detailed description of all United States federal income tax consequences to holders of Registrable Securities and does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to such holders. Also, this discussion does not address the consequences under U.S. federal alternative minimum tax rules or the U.S. federal estate or gift tax laws.

Discussion
Distributions on Registrable Securities
The gross amount of any distribution received by a US Holder with respect to Registrable Securities (including amounts withheld to pay Canadian withholding taxes) will be included in the gross income of such US Holder as a dividend taxable as ordinary income, to the extent attributable to current or accumulated earnings and profits of InterOil, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds the amount of such dividend amount, the distribution is treated first as a tax-free return of capital to the extent of the US Holder’s tax basis in the Registrable Securities on which the distribution was made, reducing such basis (but not below zero) by the amount of such tax-free distribution, and thereafter as gain from the sale or exchange of such Registrable Securities. Provided that InterOil is not treated as a “passive foreign investment company” as discussed below, InterOil believes that it is considered to be a “qualified foreign corporation,” and therefore distributions to non-corporate US Holders that are treated as dividends should qualify for the reduced rate of tax of 15 percent for dividends received in taxable years beginning on or before December 31, 2010. Dividends on Registrable Securities to US Holders that are corporations will not be eligible for this reduced rate of tax or for the dividends received deduction.
The amount of any dividend paid in Canadian dollars (including amounts withheld to pay Canadian withholding taxes) will equal the United States dollar value of the Canadian dollars calculated by reference to the exchange rate in effect on the date the dividend is received by the US Holder regardless of whether the Canadian dollars are converted into United States dollars. If the Canadian dollars received as a dividend are converted into United Sates dollars on the date of receipt, the US Holder generally should not be required to recognize foreign currency gains or losses in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into United Sates dollars on the date of receipt, a US Holder will have a tax basis in the Canadian dollars equal to their United States dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollars by a US Holder will be treated as United States source ordinary income or loss.
As noted above with respect to Canadian taxation of US Holders, the maximum rate of Canadian withholding tax on dividends paid to a US Holder pursuant to the Treaty is generally 15 percent. A US Holder generally will be entitled to either deduct such tax against the Holder’s U.S. taxable income or credit such tax, as a “foreign tax credit,” against that US Holder’s U.S. income tax on the dividend, subject to applicable limitations in the Code. The rules governing the foreign tax credit are complex and so US Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.
A non-US Holder generally will not be subject to U.S. federal income tax, including the U.S. withholding tax, on dividends received, unless the income is effectively connected with the conduct by the non-US Holder of a trade or business in the United States.
Deemed distributions on the Series A Preferred Shares
In some circumstances, a distribution on the Series A Preferred Shares can be deemed to have occurred, referred to here as a “deemed distribution,” even though there has been no distribution of cash or other property on the shares. For example, a deemed distribution might, but not necessarily, occur upon a change in the conversion ratio, a change in the Redemption Amount, or a difference between the Redemption Amount and the issue price of the Series A Preferred Shares. Any deemed distribution will be taxable as a dividend, or as a non-taxable return of capital, or as a capital gain to the US Holder, as described above in “Distributions on Registrable Securities.” In general, if InterOil makes a determination that there has been such a deemed distribution and so advises the US Holders, each US Holder is bound by such determination unless such US Holder explicitly discloses, in a statement attached to the holder’s timely filed tax return for the taxable year in which, as we advise the holder, that a deemed distribution has occurred, that the holder is taking a contrary position.

Sale or exchange of Registrable Securities
Any sale or exchange of Registrable Securities by a US Holder for cash or other consideration generally will be a taxable transaction for United States federal income tax purposes. Except to the extent that the “passive foreign investment company” rules discussed below may apply, the US Holder generally will recognize capital gain or capital loss equal to the difference, if any, between the amount of cash or other consideration received for the Registrable Securities sold or exchanged and such US Holder’s adjusted tax basis in the Registrable Securities sold or exchanged. If a non-corporate US Holder, including an individual, has a holding period for the Registrable Securities of more than one year, any gain recognized generally will be subject to United States federal income tax at a maximum rate of 15 percent. If such Holder’s holding period for the Registrable Securities is one year or less at the time of the sale or exchange, any gain will generally be subject to United States federal income tax at the same graduated rates as ordinary income. For corporate US Holders, capital gain generally is taxed at the same rate as ordinary income. The deductibility of capital losses is subject to limitations.
As discussed above with respect to Canadian income taxation of shareholders not resident in Canada, any gain from the sale of Registrable Securities by a US Holder will probably not be subject to Canadian income tax. However, if there were any Canadian income taxation of such gain, the Canadian tax generally would not qualify for the United States “foreign tax credit” under the United States federal income tax law because the gain would not be considered “foreign source” income with respect to the US Holder, unless the US Holder had a “tax home,” as defined in United States federal income tax law, in Canada or another country other than the United States. However, the Canadian tax might be deductible for United States federal income tax purposes, subject to limitations.
Subject to the discussion below under “Backup Withholding”, a non-US Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale or exchange of Registrable Securities unless: (i) such gain is effectively connected with the conduct by the non-US Holder of a trade or business in the United Sates, or (ii) in the case of any gain realized by an individual non-US Holder, the Holder is present in the United States for 183 days or more in the taxable year of the sale or exchange and certain other conditions are met.
Conversion of Series A Preferred Shares Into Common Shares
A US Holder generally will not recognize gain or loss upon a conversion of Series A Preferred Shares into Common Shares except to the extent of any Common Shares received that are attributable to dividends that have accrued on the Series A Preferred Shares that have not been declared or paid, referred to herein as “dividend arrearages.” If there are such dividend arrearages, then upon the conversion there will be a deemed distribution (taxable as discussed above under "Distributions on Registrable Securities”) to the extent of the lesser of: (a) such dividend arrearages, or (b) the amount by which the fair market value of the Common Shares received exceeds the issue price of the preferred shares surrendered.
A US Holder that receives cash in lieu of a fractional share of Common Shares generally will recognize capital gain or loss for U.S. federal income tax purposes, equal to the difference between the amount of cash received for such fractional share and the US Holder’s tax basis allocable to such fractional share. Such gain or loss generally will be long-term if the US Holder’s holding period in respect of the exchange units is more than one (1) year.
A US Holder’s aggregate tax basis in the Common Shares received upon conversion of Series A Preferred Shares, other than any Common Shares received attributable to any dividend arrearages, generally will equal such US Holder’s tax basis in the Series A Preferred Shares tendered for conversion, less the tax basis allocable to any fractional share for which cash was received. The holding period in the Common Shares received upon conversion of Series A Preferred Shares, other than any Common Shares received attributable to dividend arrearages, will include the holding period of the Preferred Shares that were converted. The tax basis of any Common Shares received that is attributable to any dividend arrearages will be equal to its fair market value on the date of the conversion, and the holding period of such shares will commence on the day after the conversion.

Considerations Relating to the Passive Foreign Investment Company Rules
A non-United States corporation will be a passive foreign investment company or “PFIC” in any taxable year in which either 75% or more of its gross income consists of certain specified types of “passive income” or on average at least 50% of the gross value of its total assets is attributable to assets that produce or are held for the production of passive income. If InterOil had been a PFIC for any taxable year in which its shares were held by a US Holder, such US Holder could be required to treat certain distributions on the Registrable Securities or any gain recognized on the sale or exchange of Registrable Securities as ordinary income and pay an interest charge on the value of the deferral of their United States federal income tax attributable to such gain, subject to certain mitigation rules. InterOil has not made a determination of whether it is or ever has been a PFIC. Because the PFIC rules are complex and because the impact of those rules on the United States federal income tax treatment of a distribution on or a disposition of Registrable Securities by a US Holder may be significant, US Holders are urged to discuss the potential application of the PFIC rules with their tax advisors.
Backup withholding
Payments to a holder, whether a US Holder or a non-US Holder, of dividends with respect to Registrable Securities, to the extent that such payments are considered to be made within the United States, or of the proceeds from the sale, exchange, or redemption of Registrable Securities, if such sale, exchange, or redemption involves a U.S. broker or agent, may be subject to U.S. backup withholding unless the holder: (a) is an exempt recipient (including a corporation), or (b) complies with certain certification requirements set forth in United States federal income tax law, generally by the completion, execution, and delivery of a Form W-9 for US Holders, or of a Form W-8BEN or other version of Form W-8 for non-US Holders. The backup withholding is currently imposed at a rate of 28% (for years through 2010) of the gross amount of the dividends or proceeds. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the holder’s United States federal income tax liability (if any) and may entitle the holder to a refund, provided the holder furnishes specified required information to the U.S. Internal Revenue Service.
If InterOil determines that any payment of dividends or proceeds from the redemption of Registrable Securities may oblige InterOil to engage in U.S. backup withholding, it may request of each or any holder of Registrable Securities compliance with the certification requirements mentioned above in order to avoid backup withholding by InterOil or its agents.
Concluding advisory statement
The foregoing does not purport to be a complete analysis of the potential U.S. tax considerations relating to the Registrable Securities and is not tax advice. Therefore, holders of Registrable Securities and other interests in or with respect to InterOil are strongly urged to consult their own tax advisors as to the specific U.S. tax consequences to them of owning and/or disposing of Registrable Securities in their particular circumstances.
LEGAL MATTERS
Certain legal matters relating to the offering of the Registrable Securities hereby will be passed upon for InterOil by Bennett Jones LLP with respect to matters of Canadian law and by Haynes and Boone, LLP with respect to matters of United States law. In addition, certain legal matters in connection with any offering of Registrable Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law.
INTERESTS OF EXPERTS
The partners and associates of each of Bennett Jones LLP and Haynes and Boone, LLP, as a group, beneficially own, directly or indirectly, less than 1% of securities of InterOil and its associates and affiliates.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been filed with the SEC as part of the Registration Statement of which this base shelf prospectus forms a part: the documents referred to under the heading “Documents Incorporated by Reference” and the consents of InterOil’s current auditor PricewaterhouseCoopers and its former auditor KPMG.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The auditors of InterOil are PricewaterhouseCoopers, Melbourne, Australia.
The transfer agent and registrar for the Common Shares and Series A Preferred Shares is Computershare Trust Company of Canada at its principal transfer office in Toronto, Ontario.
PURCHASERS’ STATUTORY RIGHTS
Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the base shelf prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation for the particulars of these rights or consult with a legal advisor.
AUDITORS’ CONSENT
We have read the short form base shelf prospectus dated January 30, 2008 relating to the offer and sale of up to 1,510,588 common shares and up to 517,777 series A preferred shares of InterOil Corporation (the “Corporation”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the revised balance sheet of the Corporation as at December 31, 2006 and 2005 and the revised statements of operations, shareholders’ equity and cash flows for each of the years then ended. Our report is dated March 30, 2007 (except as to Note 2 and Note 27, which are as of October 29, 2007).

Melbourne, Australia	(signed) “PricewaterhouseCoopers”
January 30, 2008
AUDITORS’ CONSENT
We have read the short form base shelf prospectus dated January 30, 2008 relating to the offer and sale of 1,510,588 common shares and up to 517,777 series A preferred shares of InterOil Corporation (the “Corporation”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the consolidated balance sheet of the Corporation as at December 31, 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for the year then ended. Our report is dated March 4, 2005.

Brisbane, Australia	(signed) “KPMG”
January 30, 2008

CERTIFICATE OF THE CORPORATION
January 30, 2008
This short form base shelf prospectus, together with the documents incorporated in this short form base shelf prospectus by reference, will, as of the date of the last supplement to this short form base shelf prospectus relating to the securities offered by this short form base shelf prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form base shelf prospectus and the supplement(s) as required by the securities legislation in the provinces of Ontario and Alberta.

(Signed) “Phil E. Mulacek”	(Signed) “Collin F. Visaggio”
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) “Christian Vinson”	(Signed) “Don Hansen”
Director	Director

C-1

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION
     Sections 5.1 to 5.4 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), in part as follows:
“5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:
     a) He acted honestly and in good faith with a view to the best interests of the Corporation; and
     b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).
5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.
5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.”
     The provisions of sections 5.1 and 5.2 of the Company’s by-laws are in accordance with sections 126 (1) and (2) of the Act, which deal with Indemnification of Directors and Officers against actions by Third Parties and Indemnification of Directors and Officers against actions by the Corporation, respectively.
     The provisions of section 5.4 of the Company’s by-laws are subject to the provisions of section 126(4) of the Act which provides that the insured must have acted honestly and in good faith with a view to the best interests of the Company.
          Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	The management proxy circular, dated May 15, 2007, relating to our annual general and special meeting of shareholders to be held on June 25, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on June 1, 2007 (file no. 001-32179)).

4.2	The management proxy circular, dated May 13, 2006, relating to our annual general and special meeting of shareholders to be held on June 9, 2006 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2006 (file no. 001-32179)).

4.3	The revised annual information form of InterOil, dated October 29, 2007, for the year ended December 31, 2006 (incorporated by reference to the Registrant’s Annual Report on Form 40-F/A filed with the Commission on October 30, 2007 (file no. 001-32179)).

4.4	The revised balance sheet of InterOil as at December 31, 2006 and 2005 and the revised statements of operations, shareholders’ equity and cash flows for the years then ended, together with the auditors’ report thereon dated March 30, 2007 (except as to Note 2 and Note 24, which are as of October 29, 2007), including a reconciliation to United States generally accepted accounting procedures, and the consolidated balance sheet of InterOil as at December 31, 2004 and the consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2004, together with the auditors’ report thereon dated March 4, 2005 (incorporated by reference to the Registrant’s Annual Report on Form 40-F/A filed with the Commission on October 30, 2007 (file no. 001-32179)).

4.5	The revised management’s discussion and analysis of InterOil dated October 29, 2007 for the year ended December 31, 2006 (incorporated by reference to the Registrant’s Annual Report on Form 40-F/A filed with the Commission on October 30, 2007 (file no. 001-32179)).

4.6	The comparative interim consolidated financial statements (unaudited) of InterOil for the nine month periods ended September 30, 2007 and 2006 together with the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 14, 2007 (file no. 001-32179)).

4.7	Management’s discussion and analysis of InterOil dated November 13, 2007 for the nine month period ended September 30, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 14, 2007 (file no. 001-32179)).

4.8	Material change report of InterOil dated November 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 27, 2007 (file no. 001-32179)).

4.9	Material change report of InterOil dated November 5, 2007.*

4.10	Material change report of InterOil dated August 31, 2007.*

4.11	Material change report of InterOil dated August 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on August 23, 2007 (file no. 001-32179)).

4.12	Reconciliation to U.S. GAAP of the interim unaudited consolidated financial statements of the Registrant as at September 30, 2007 and for the nine month period ended September 30, 2007 and 2006.*

23.1	Consent of PricewaterhouseCoopers*

23.2	Consent of KPMG*

24.1	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
ITEM 1. UNDERTAKING.
The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
ITEM 2. CONSENT TO SERVICE OF PROCESS.
Concurrently with the filing of this Registration Statement on Form F-10, the Company is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cairns, State of Queensland, Australia, on the 30th day of January, 2008.
INTEROIL CORPORATION

By:	/S/ PHIL E. MULACEK

Phil E. Mulacek
Chairman of the Board and
Chief Executive Officer
POWER OF ATTORNEY
NOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Phil E. Mulacek and Collin Visaggio his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this Registration Statement on Form F-10 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any post effective amendments), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 30th day of January, 2008.

/S/ PHIL E. MULACEK	Chairman of the Board and Chief Executive Officer
Phil E. Mulacek	(Principal Executive Officer)

/S/ COLLIN VISAGGIO	Chief Financial Officer
Collin Visaggio	(Principal Financial Officer and Principal Accounting Officer)

/S/ CHRISTIAN M. VINSON	Director; Executive Vice President, Head of Corporate Development &
Christian M. Vinson	Government Affairs

/S/ DONALD R. HANSEN	Director
Donald R. Hansen

/S/ ROGER N. GRUNDY	Director
Roger N. Grundy

/S/ GAYLEN J. BYKER	Director
Gaylen J. Byker

/S/ EDWARD N. SPEAL	Director
Edward N. Speal

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(1) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement solely in its capacity as the duly authorized representative of InterOil Corporation in the United States, on January 30, 2008.

By:	/S/ PHIL E. MULACEK

Phil E. Mulacek
Chairman of the Board and
Chief Executive Officer